Exhibit 99.1

500 Laurel St. Baton Rouge, LA 70801 P: 225.248.7600

FOR IMMEDIATE RELEASE Sept. 3, 2024	Misty Albrecht b1BANK 225.286.7879 Misty.Albrecht@b1BANK.com

Business First Bancshares, Inc. Receives Regulatory Approval of its Merger with Oakwood Bancshares, Inc.

Baton Rouge, La. – Business First Bancshares, Inc. (Business First) (Nasdaq: BFST), the holding company for b1BANK, announced it has received all required regulatory approvals and non-objections to complete its merger with Oakwood Bancshares, Inc. (Oakwood), the holding company for Oakwood Bank, a Texas banking association. On August 27, 2024, Oakwood’s shareholders voted to approve the merger.

“We appreciate our regulatory partners’ efficient review of the proposed transaction as well as the strong affirmation expressed by the Oakwood shareholder base,” said Jude Melville, chairman, president and CEO of Business First and b1BANK. “We are even more excited about the long-term potential of this relationship than when we first announced it and look forward to together growing b1’s impact across the Dallas-Fort Worth market.”

Upon completion, it is expected that b1BANK’s assets will increase to approximately $7.6 billion, with over $5.9 billion in consolidated total loans. This will also add four full-service banking centers to b1BANK’s footprint in the Dallas-Fort Worth metropolitan area, as well as one branch in each of Snyder and Oakwood, Texas. Roy J. Salley, chairman and chief executive officer of Oakwood Bank, will join b1BANK as regional chairman, Dallas, and William G. Hall, chairman of Oakwood Bancshares, Inc., will be appointed to the boards of directors of Business First and b1BANK.

The merger is expected to be completed on October 1, 2024, and remains subject to the satisfaction of customary closing conditions.

Raymond James & Associates, Inc., functioned as financial advisor to Business First, and Hunton Andrews Kurth LLP served as legal counsel to Business First. Stephens Inc. served as financial advisor to Oakwood, and Norton Rose Fulbright US, LLP served as legal counsel to Oakwood.

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500 Laurel St. Baton Rouge, LA 70801 P: 225.248.7600

About Business First Bancshares, Inc.

As of June 30, 2024, Business First Bancshares, Inc. (Nasdaq: BFST), through its banking subsidiary b1BANK, had $6.7 billion in assets, $6.1 billion in assets under management through b1BANK’s affiliate Smith Shellnut Wilson, LLC (SSW) (excludes $0.9 billion of b1BANK assets managed by SSW) and operates Banking Centers and Loan Production Offices in markets across Louisiana and the Dallas and Houston, Texas areas, providing commercial and personal banking products and services. Commercial banking services include commercial loans and letters of credit, working capital lines and equipment financing, and treasury management services. b1BANK was awarded #1 Best-In-State Bank, Louisiana, by Forbes and Statista, and is a multiyear winner of American Banker’s “Best Banks to Work For.” Visit b1BANK.com for more information.

Special Note Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act. These forward-looking statements reflect the current views of BFST with respect to future events and BFST’s financial performance. Any statements about BFST’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. BFST cautions that the forward-looking statements in this document are largely based on BFST’s current expectations, estimates, projections, goals and forecasts and management assumptions about the future performance of each of BFST, Oakwood and the combined company, as well as the businesses and markets in which they do and are expected to operate. These forward-looking statements are not guarantees of future performance and involve a number of known and unknown risks, uncertainties and assumptions that are difficult to assess and are subject to change based on factors which are, in many instances, beyond BFST’s control. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the expected impact of the proposed transaction between BFST and Oakwood on the combined entities’ operations, financial condition, and financial results; (2) the businesses of BFST and Oakwood may not be combined successfully, or such combination may take longer to accomplish than expected; (3) the cost savings from the proposed transaction may not be fully realized or may take longer to realize than expected; (4) operating costs, customer loss and business disruption following the proposed transaction, including adverse effects on relationships with employees, may be greater than expected; (5) the failure to satisfy the conditions to completion of the proposed transaction; (6) the failure of the proposed transaction to close for any other reason; (7) the impact on BFST and Oakwood, and their respective customers, of a decline in general economic conditions that would adversely affect credit quality and loan originations, and any regulatory responses thereto; (8) potential recession in the United States and BFST’s and Oakwood’s market areas; (9) the impacts related to or resulting from bank failures and any continuation of the uncertainty in the banking industry, including the associated impact to BFST, Oakwood and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto; (10) the impact of changes in market interest rates, whether due to continued elevated interest rates resulting in further compression of net interest margin or potential reductions in interest rates resulting in declines in net interest income; (11) the persistence of the current inflationary pressures, or the resurgence of elevated levels of inflation, in the United States and the BFST and Oakwood market areas; (12) the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; (13) uncertainty regarding United States fiscal debt and budget matters; (14) cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; (15) competition from other financial services companies in BFST’s and Oakwood’s markets; or (16) current or future litigation, regulatory examinations or other legal and/or regulatory actions. Additional information regarding these risks and uncertainties to which BFST’s business and future financial performance are subject is contained in BFST’s most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents BFST files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which BFST is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, BFST can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this document. Any forward-looking statements presented herein are made only as of the date of this document, and BFST does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the document are qualified in their entirety by this cautionary statement.

Additional Information

For additional information on Business First, you may obtain Business First’s reports that are filed with the Securities and Exchange Commission (SEC) free of charge by using the SEC’s EDGAR service on the SEC’s website at www.sec.gov or by contacting the SEC for further information at 1-800-SEC-0330. Alternatively, these documents can be obtained free of charge from Business First by directing a request to: Business First Bancshares, Inc., 500 Laurel Street, Suite 100, Baton Rouge, Louisiana 70801, Attention: Corporate Secretary.

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